Exhibit 10.2

SERIES B PREFERRED
STOCK PURCHASE AGREEMENT

VISTA THERAPEUTICS, INC., a Delaware corporation (the “Company”), and the investors listed on Exhibit A attached hereto (each a “Purchaser” and together the “Purchasers”), agree as follows:

Section 1.              Sale and Issuance of Series B Preferred Stock.  Subject to the terms and conditions of this Series B Preferred Stock Purchase Agreement (the “Agreement”), each Purchaser will purchase at the Closing (as defined below), and the Company will sell and issue to each Purchaser at the relevant Closing, that number of shares of the Company’s Series B Preferred Stock set forth opposite each such Purchasers’ name on Exhibit A attached hereto at the purchase price set forth opposite each such Purchasers’ name on Exhibit A per share.  The shares of Series B Preferred Stock issued to the Purchasers pursuant to this Agreement are hereinafter referred to as the “Stock.”

Section 2.              Closing; Delivery.

(a)           Closing.  The initial purchase and sale of the Stock will take place at the offices of Brownstein Hyatt Farber Schreck, LLP, 201 Third Street NW, Suite 1700, Albuquerque, New Mexico, at 10:00 a.m., local time, on December __, 2009, or at such other time and place as the Company and the Purchasers mutually agree (which time and place are designated as the “Initial Closing”).

(b)           Subsequent Closings.  Company may sell up to 4,998 shares of its Series B Preferred Stock (including those sold in the Initial Closing) in one or more subsequent closings (each a “Subsequent Closing” and, together with the Initial Closing, each a “Closing”) on or before December 31, 2010 to such persons as may be approved by the Board of Directors of the Company, at the same price and terms as those set forth herein.  Any such additional purchaser so acquiring shares of the Stock will be considered a “Purchaser” for purposes of this Agreement, and any shares of Series B Preferred Stock so acquired by such additional Purchaser will be considered “Stock” for purposes of this Agreement and all other agreements contemplated hereby.  Each Purchaser at a Subsequent Closing will execute and deliver a counterpart signature page for each of the Agreements (defined below) and Exhibit A hereto will be modified to reflect the Stock purchased at such Subsequent Closing.

(c)           Delivery.  At each Closing, the Company will deliver to each Purchaser a certificate representing the Stock being purchased by such Purchaser against payment of the purchase price therefore by check payable to the Company or by wire transfer to the Company’s bank account or, if so indicated on Exhibit A, by forgiveness of indebtedness of the Company to such Purchaser.

Section 3.              Representations and Warranties of the Company.  The Company represents and warrants to, and covenants for the benefit of, each Purchaser that, except as set forth in the Disclosure Schedule attached as Exhibit B, which exceptions will be part of such representations and warranties and which Disclosure Schedule will be arranged in subsections and sub-subsections corresponding to the relevant subsections and sub-subsections of this Section 3:

(a)           Organization, Good Standing and Qualifications.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.  The Third Amended and Restated Certificate of Incorporation (the “Certificate”) of the Company attached as Exhibit C has been filed with the Secretary of State of the State of Delaware and is unchanged and in full force and effect.

(b)           Capitalization.  As of the date of the agreement, the authorized capital of the Company consists of:

(i)           13,100 shares of Preferred Stock, of which 2,000 shares have been designated as Series A1 Preferred Stock, 1,955 of which are issued and outstanding immediately prior to the Initial Closing, 6,100 shares have been designated as Series A2 Preferred Stock, 5,870 of which are issued and outstanding immediately prior to the Initial Closing, and 5,000 shares have been designated as Series B Preferred Stock, none of which are issued and outstanding immediately prior to the Initial Closing.  The rights, privileges and preferences of the Preferred Stock are as stated in the Certificate.  All of the outstanding shares of Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(ii)           50,000 shares of Common Stock, of which 25,495 are issued and outstanding immediately prior to the Closing.

The shares of Common Stock issuable upon conversion of the Stock have been duly reserved and authorized.  Except as provided in this Section 3(b) and as otherwise contemplated by this Agreement, and except for the right of President and Fellows of Harvard College to receive additional shares of Common Stock such that it holds not less than 4.5% of the Common Stock of the Company on a “Fully-Diluted Basis” (meaning assuming that all securities of the Company directly or indirectly convertible into, exchangeable for or exercisable for Common Stock have been so converted, exchanged or exercised) until the Company has received at least $3,000,000 in paid-in capital:  (i) no person owns of record or is known to the Company to own beneficially any equity securities of the Company; (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding; and (iii) other than as provided in the Amended and Restated Investors’ Rights Agreement among the Company, the holders of the Series A1 Preferred Stock (the “Series A1 Holders”), the holders of the Series A2 Preferred Stock (the “Series A2 Holders”) and the Purchasers, substantially in the form attached hereto as Exhibit D (the “Investors’ Rights Agreement”) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or assets.  Other than the Investors’ Rights Agreement, the Company is not a party to or bound by any agreement obligating the Company to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

(c)           Subsidiaries.  The Company does not currently own or control, directly or indirectly, and interest in any other corporation, association, or other business entity.

(d)           Authorization.  All corporate action on the part of the Company, its officers, directors and shareholders, necessary for the authorization, execution and delivery of this Agreement, the Investors’ Rights Agreement, the Amended and Restated First Refusal and Co-Sale Agreement of even date herewith among the Company, the Series A1 Holders, the Series A2 Holders, the Purchasers and the holders of the Company’s Common Stock (the “Common Holders”) substantially in the form attached hereto as Exhibit E (the “Co-Sale Agreement,” and, together with this Agreement, the Investors’ Rights Agreement, the “Agreements”) and the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance and delivery of the Stock and the Common Stock issuable upon conversion of the Stock (collectively, the “Securities”) has been taken, and the Agreements, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by:  (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; or (ii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities law.

(e)           Compliance with Other Instruments.  The Company is not in violation or default of any provisions of the Certificate or its Bylaws or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company.  The execution, delivery and performance of the Agreements and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

(f)           Corporate Documents.  The Company’s Bylaws are in the form made available to the Purchasers.  The copy of the Company’s minute books made available to the Purchasers contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and share holders with respect to all transactions referred to in such minutes accurately in all material respects.

(g)           Valid Issuance of Securities.  The Stock that is being issued to the Purchasers hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investors’ Rights Agreement and applicable state and federal securities laws.  Based in part upon the representations of the Purchasers in this Agreement and subject to the provisions of Section 3(h), the Stock will be issued in compliance with all applicable federal and state securities laws.  The Common Stock issuable upon conversion of the Stock has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Certificate, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investors’ Rights Agreement, the Co-Sale Agreement and applicable federal and state securities laws and will be issued in compliance with all applicable federal and state securities laws.

(h)           Governmental Consents.  No consent, approval, order or authorization or of registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable state “blue sky” laws and the rules thereunder and Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), which the Company will cause to be filed promptly after the Closing.

(i)           Litigation.  There is no action, suit, proceeding or investigation pending or, to the best of the Company’s knowledge, currently threatened against the Company that questions the validity of the Agreements or the right of the Company to enter into the Agreements, or to consummate the transactions contemplated thereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, prospects or financial condition of the Company, or in any material change in the current equity ownership of the Company.  The Company is not a party to, or to the best of the Company’s knowledge, named in any order, writ, injunction, judgment or decree of any court, government agency or instrumentality.  There is no action, suit or proceeding by the Company currently pending or that the Company currently intends to initiate.

(j)           Disclosure.  The Company has provided each Purchaser with all the information that such Purchaser has requested for deciding whether to purchase the Stock.  Neither this Agreement nor any other written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

(k)           Title to Property and Assets; Leases.  Except for (i) liens for current taxes not yet delinquent, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, or (iv) minor defects in title, none of which, individually or in the aggregate, materially interferes with the use or ownership of such property, the Company owns its property and assets free and clear of all mortgages, liens, claims and encumbrances.  With respect to the property and assets it leases (the “Leased Property”), the Company or is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(iv) of this Section 3(k).

(l)            Real Property Holding Corporation.  The Company is not a “United States real property holding corporation” within the meaning of Internal Revenue Code section 897(c)(2) and the regulations promulgated thereunder.

(m)           Tax Returns and Payments.  The Company has filed all tax returns and reports as required by law.  These returns and reports are true and correct in all material respects.  The Company has paid all taxes and other assessments due.  There is no pending dispute with any taxing authority relating to any of such relating to any of such returns and the Company has not received notice of any proposed liability for any tax to be imposed upon the properties or assets of the Company.  No deficiencies for any tax are currently assessed against the Company, and no tax returns of the Company have ever been audited, and, to the knowledge of the Company, there is no such audit pending or threatened.  There is no tax lien, whether imposed by any federal, state or local taxing authority, outstanding against the assets, properties or business of the Company, except such liens for taxes not yet due and payable as may accrue in the ordinary course of business and for which the Company has established reasonable reserves and as would not, in any case, constitute a material adverse change.  For the purpose of this Agreement, the term “tax” includes all federal, state and local taxes, including income, franchise, property, sales, withholding, payroll and employment taxes.

(n)           Financial Statements.

(i)           The Company has made available to each Purchaser the unaudited financial statements of the Company (including balance sheet, income statement and statement of cash flows), as of and for the fiscal year ended December 31, 2008 and as of and for the ten months ended October 31, 2009 (the “Financial Statements”).  The Financial Statements fairly present the consolidated financial position of the Company as of the date thereof and the results of its operations and cash flows for the period ended on the date thereof.  Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (A) liabilities incurred in the ordinary course of business subsequent to October 31, 2009, and (B) obligations under contracts and commitments incurred in the ordinary course of business, which individually or in the aggregate, are not material to the consolidated financial condition or consolidated operating results of the Company and the Subsidiary.

(ii)           Since October 31, 2009, (A) there has been no material adverse change to the Company, except for changes in the ordinary course of business which in the aggregate have not been and are not expected to be materially adverse, and (B) none of the business, prospects, operations, assets or liabilities, employee relationships, customer or supplier relationships, results of operations or financial condition of the Company have been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

(o)           Intellectual Property.

(i)           The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for the conduct of its business as currently conducted and currently proposed to be conducted, without any conflict with, or infringement of, the rights of others.  There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.  The Company has no knowledge that it has, nor has it received any communications alleging that it has, violated or, by conducting its business, would violate, any of the registered patents, trademarks and copyrights of any other person or entity.

(ii)           No claims have been asserted against the Company, and to the actual knowledge of the Company there are no claims that are reasonably likely to be asserted against the Company or that have been asserted against others by any person challenging the Company’s use or distribution of any trademarks, trade names, copyrights, works of authorship, trade secrets, software, technology, know-how or processes utilized by the Company or challenging or questioning the validity or effectiveness of any patent, license or agreement relating thereto.  The use of any trademarks, trade names, copyrights, works of authorship, software, technology, know-how or processes by the Company in its business does not infringe on the rights of, constitute misappropriation of, or in any way involve unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including, without limitation, any patent, trade secret, copyright, trademark or trade name; provided, however, that such representation is made only to the Company’s actual knowledge with respect to common law trademarks and trade names, technology, patent or similar intangible property right where infringement is possible without wrongful taking.

(iii)           To the best knowledge of the Company, all designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated in any of the Company’s proprietary rights constitute original creations of and were written, developed and created solely and exclusively by employees of the Company, without the assistance of any third party or entity, were public domain or were created by, or with the assistance of, third parties who assigned ownership of or licensed their rights to the Company in valid and enforceable agreements.  The Company has at all times used commercially reasonable efforts to treat its trade secrets as confidential and have not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain.

(iv)           All employees of the Company have entered into confidential information and inventions agreements containing non-competition and non-solicitation clauses with the Company substantially in the form provided to the Purchasers and the Company will cause all future employees to enter into similar agreements.

(p)           Transactions with Affiliates.  No director, officer, employee or stockholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by rental of real or personal property from or otherwise requiring payments to any such person or firm, other than an employment agreement with Spencer Farr (the “Farr Employment Agreement”) and a consulting agreement with Charles Lieber (the “Lieber Consulting Agreement”), true, correct and complete copies of which the Company has provided to the Purchasers.

(q)           Agreements; Action.

(i)           There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge, by which it is bound which may involve (A) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business) or (B) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of “off the shelf” or other standard products), or (C) provisions restricting the development, manufacture or distribution of the Company’s products or services, or (D) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale or license agreements entered into in the ordinary course of business).

(ii)           The Company has not (A) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of capital stock, (B) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Financial Statements) individually in excess of $10,000 or, in the case of indebtedness and or liabilities less than $10,000, in excess of $10,000 in the aggregate.  The Company has not (C) made any loans or advances to any person, other than ordinary advances for travel expenses, or (D) sold, exchanged or otherwise disposed of any of its assets rights, other than the sale of inventory in the ordinary course of business.

(iii)           For the purposes of subsections (i) and (ii) above, all indebtedness, liabilities, agreements, understandings, instruments contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(iv)           The Company has not engaged in the past three months in any discussion (A) with any representative of any entity or entities regarding the consolidation or merger of the Company with or into any such entity or entities, (B) with person or entity regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or (C) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

(r)           Offering Valid.  Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4, the offer, sale and issuance of the Stock and the shares of common stock of the Company issued upon the conversion of the Stock, will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration or qualification) under the registration, permit or qualification requirements  of all applicable state securities laws.  Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will sell or will offer to sell all or any part of the Securities to any person or persons so as to bring the sale of such Securities by the Company within the registration provisions of the Securities Act or any state securities laws.

(s)           Environmental and Safety Laws.  The Company is not in violation of any applicable statue, law or regulation relating to the environment or occupational health and safety, and to the best of the Company’s knowledge, no expenditures are or will be required in order for the Company to comply with any such existing statute, law or regulation.

(t)           Employee Benefits.  The Company has no pension, health, profit sharing, bonus, stock purchase, hospitalization, insurance, severance, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee pension benefit (as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”) or otherwise) or welfare benefit plan or obligation covering any of its officers or employees (“Employee Plans”) or any informal understanding with respect to the foregoing, except as have been provided to the Purchasers.  The Company does not maintain and or has ever maintained or contributed to any Employee Plan subject to Title IV of ERISA (relating to defined benefit plans).

Section 4.             Representations, Warranties and Covenants of the Purchasers.  Each Purchaser represents and warrants to, and covenants for the benefit of, the Company and each other Purchaser that, with respect to such Purchaser only:

(a)           Authorization.  This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(b)           Purchase Entirely for Own Account.  The Purchaser understands that this Agreement is made by the Company with the Purchaser in reliance upon the Purchaser’s representation, to the Company herein, which by the Purchaser’s execution of this Agreement, the Purchaser confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.  The Purchaser has full power and authority to enter into this Agreement.  The Purchaser has not been formed for the specific purpose of acquiring the Securities.

(c)           Disclosure of Information.  The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Stock with the Company’s management and has had an opportunity to review the Company’s facilities.  The Purchaser understands that the Company’s business plan, and any other written information issued by the Company, were intended to describe the aspects of the Company’s business that are material.

(d)           Restricted Securities.  The Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Purchaser’s representations as expressed herein.  The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale, except as provided in the Investors’ Rights Agreement.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company that are outside of such Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy, except as provided in the Investors’ Rights Agreement.

(e)           Accredited Investor.  The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

(f)           Exculpation Among Investors.  The Purchaser is not relying upon any other Purchaser or any third party, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.  No other Purchaser nor the controlling persons, officers, directors, partners, agents, or employees of any other Purchaser will be liable to the Purchaser for any such action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

Section 5.              Conditions of the Purchasers’ Investment.  The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment of each of the following conditions at each Closing, unless otherwise waived:

(a)           Representations and Warranties.  The representations and warranties of the Company in Section 3 are true and correct in all material respects.

(b)           Performance.  The Company has performed and complied with all covenants, agreements, obligations and conditions contained in the Agreements that are required to be performed or complied with in all material respects.

(c)           Investor’s Rights Agreement.  The Company, the requisite Series A1 Holders, the requisite Series A2 Holders and each Purchaser have executed and delivered the Investor’s Rights Agreement.

(d)           Co-Sale Agreement.  The Company, the requisite Series A1 Holders, the requisite Series A2 Holders, each Purchaser and the Common Holders have executed and delivered the Co-Sale Agreement.

(e)           Voting Agreement.  The Company, the requisite Series A1 Holders, the requisite Series A2 Holders, each Purchaser and the Common Holders have executed and delivered the Amended and Restated Voting Agreement of even date herewith among the Company, the Series A1 Holders, the Series A2 Holders, the Purchasers and the Common Holders substantially in the form attached hereto as Exhibit F (the “Voting Agreement”).

(f)            Certificate.  The Certificate continues to be in full force and effect as of the Closing Date.

(g)           Option Plan.  The Company’s incentive stock option plan has been amended to allow for the issuance of options to purchase an additional 1,500 shares of the Company’s Common Stock thereunder.

(h)           No Material Adverse Change.  The business, properties, assets or condition (financial or otherwise) of the Company have not been materially adversely affected since the date of this Agreement, whether by fire, casualty, act of God or otherwise, and there have been no other changes in the business, properties, assets, condition (financial or otherwise), management or prospects of the Company that would have a material adverse change.

(i)            Compliance Certificate.  The Company has delivered to the Purchasers a certificate executed by the Chief Executive Officer of the Company and dated the date of the Closing, certifying the fulfillment of the conditions in Sections 5(a), 5(b), 5(f) and 5(h).

(j)            Proprietary Information Agreements.  The Company has entered into proprietary information agreements, containing provisions satisfactory to the Purchasers with respect to confidentiality, corporate ownership of inventions and innovations during employment, and noncompetition and non-solicitation of employees and customers during and after employment, with all employees.

(k)           Opinion of Company Counsel.  The Company has delivered to each of the Purchasers an opinion letter of counsel to the Company, dated the date of the Initial Closing, reasonably acceptable to the Purchasers, containing the opinions set forth in attached as Exhibit G and otherwise in form and substance reasonably acceptable to the Purchasers.

Section 6.              Conditions of the Company’s Obligations at Closing.  The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment of each of the following conditions at each Closing, unless otherwise waived:

(a)           Representations and Warranties.  The representations and warranties of each Purchaser in Section 4 are true and correct in all material respects.

(b)           Performance.  All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers have been performed or complied with in all material respects.

(c)           Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement are obtained and effective as of the Closing.

(d)           Investors’ Rights Agreement.  Each Purchaser has executed and delivered the Investors’ Rights Agreement.

(e)           Co-Sale Agreement.  Each Purchaser has executed and delivered the Co-Sale Agreement.

Section 7.              Legends.  The Securities, and any securities issued in respect of or exchange for the Securities, may bear the following legend and any other legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION PROVIDED IN THE ACT AND/OR THE RULES PROMULGATED THEREUNDER AND HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE STATE SECURITIES LAWS OF ANY RELEVANT JURISDICTION IN WHICH THIS SECURITY HAS BEEN OFFERED AND SOLD PURSUANT TO AN APPLICABLE EXEMPTION THEREFROM.  THESE SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL (1) THE SHARES ARE REGISTERED UNDER THE ACT, OR THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED, AND (2) SUCH SALE DOES NOT AFFECT THE ORIGINAL ISSUANCE AND SALE OF THE SHARES PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY THE ACT, AND/OR THE RULES PROMULGATED THEREUNDER.”

Section 8.              Strategic Agreement.  The Company and TEL Venture Capital, Inc. (“TVC”) will use their best commercially reasonable efforts to enter into a strategic agreement mutually acceptable to the Company and TVC within 120 days after the Closing.  Such strategic agreement will make provision for the issuance by the Company of additional equity, which may be in the form of a stock grant, option or warrant, to TVC.

Section 9.               Miscellaneous.

(a)           Survival of Warranties.  Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Purchasers contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing.

(b)           Indemnification.  The Company on the one hand and each of the Purchasers on the other (each an “Indemnifying Party”) will indemnify, defend, and hold harmless the other (an “Indemnified Party”) against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, and damages, including interest, penalties, and reasonable attorneys’ fees, that such Indemnified Party incurs or suffers, which arise, result from, or relate to any breach of, or failure by the Indemnifying Party to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any other document furnished by such Indemnifying Party under this Agreement.  In each such case, the Indemnified Party will notify the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and will give the Indemnifying Party a reasonable opportunity to defend the same at its own expense.  If the claim is one that cannot by its nature be defended solely by the Indemnifying Party (including without limitation, and federal or state tax proceeding), then the Indemnified Party will make available all information and assistance that Indemnifying Party may reasonably request at such Indemnifying Party’s expense.  If the Indemnifying party, within a reasonable time, fails to defend, the Indemnified Party will have the right, but not the obligation, to undertake the defense of, and to compromise or settle the claim or other matter on behalf, for the account and at the risk and expense of the Indemnifying Party.  The indemnification obligations of any Indemnifying Party will be limited to the extent that any Indemnified Party has failed to give prompt notice of such claim and such delay results in prejudice to the Indemnifying Party.  No Indemnifying Party will be liable for any settlement of any proceeding effected without its written consent (which written consent will not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party will indemnify the Indemnifying Party from against any loss or liability by reason of such settlement or judgment.  For the avoidance of doubt, the indemnity obligations of the Purchasers hereunder are several and not joint.
(c)           Transfer; Successors and Assigns.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(d)           Governing Law.  This Agreement is governed by and is to be construed in accordance with the law of Delaware, without regard to the conflict of laws principles thereof.

(e)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which is an original and all of which taken together constitute one instrument.  Any party may execute this Agreement by executing any such counterpart.

(f)           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(g)           Notices.  Any notice or other communication given under this Agreement will be in writing and will be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) five days after having been sent to the relevant party by registered or certified mail, return receipt requested, postage prepaid, or (iii) one day after deposit with a nationally recognized overnight courier, specifying next day delivery to the relevant party, with written verification of receipt, in each case addressed to the party to be notified at such party’s address as set forth on the signature pages below, or as subsequently modified by notice to the other parties.

(h)           Finder’s Fee.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the transactions contemplated by the Agreements.  Each Purchaser will indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees, or representatives is responsible.  The Company will indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is or is alleged to be responsible.

(i)            Attorney’s Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Agreements, the prevailing party will be entitled to reasonable attorney’s fees costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(j)            Amendments and Waivers.  Any term of this Agreement may be amended, either prospectively or retrospectively and any provision hereof may be waived, with the written consent of the Company and the holders of a majority of the Stock or the Common Stock issued or issuable upon conversion of the Stock, as applicable.  Any amendment or waiver effected in accordance with this Section 9(j) will be binding upon the Purchasers and each transferee of the Stock or any Securities issuable upon conversion or exercise thereof), each future holder of all such securities, and the Company.

(k)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties will renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of the agreement will be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement will be enforceable in accordance with its terms.

(l)           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any part under this Agreement, upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, will be cumulative and not alternative.

(m)           Entire Agreement.  The Agreements constitute the entire agreement between the parties hereto pertaining to the subject matter thereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

(n)           Confidentiality.  Except with the prior written permission of the other parties, or as required by law, each party will at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or will become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Stock purchased hereunder; provided, however, that such confidential information may be provided by any party to its attorneys, accountants, partners, members, investors or agents; and provided further than such confidential information may be provided to potential transferees of the Stock or Securities issuable upon conversion or exercise thereof, only upon written consent of the Company (which consent will not be unreasonably withheld).  Notwithstanding the generality of the foregoing, each of the Company and the Purchasers may use each other’s names in their respective press releases, publications materials and websites, subject to the right of the person or entity whose name is so used to review such materials prior to their publication.

(o)           Expenses.  Each party will bear its own legal and other expenses with respect to the transactions contemplated by this Agreement, provided that the Company will pay or promptly reimburse the Purchasers for the reasonable fees and expenses of a single counsel to one or more of the Purchasers in an aggregate amount not to exceed $5,000 with respect to the Initial Closing and $5,000 in the aggregate with respect to all Subsequent Closings.

Dated:  December 31, 2009.

VISTA THERAPEUTICS, INC. By /s/ Spencer B. Farr Spencer B. Farr President Address for Notices: P.O. Box 31458 Santa Fe, New Mexico 87594-1458 Attention: President	/s/ Jack T. Michelson Jack T. Michelson Address for Notices: 5001 Rio Grande Boulevard, N.W. Los Ranchos de Albuquerque, New Mexico 87107

/s/ Spencer B. Farr

Spencer B. Farr

Address for Notices:
5 Gwendolyn Court Santa Fe, New Mexico 87506

Counterpart Signature Page to
Vista Therapeutics, Inc.
Series B Preferred Stock Purchase Agreement

This is a counterpart signature page to the Series B Preferred Stock Purchase Agreement dated December 31, 2009 (the “Purchase Agreement”) between Vista Therapeutics, Inc. (the “Company”) and the Purchasers named therein.  The Purchaser whose signature appears below is purchasing the number of shares of Series B Preferred Stock of the Company indicated below for the aggregate purchase price shown below at a Subsequent Closing (as defined in the Purchase Agreement).

Dated: May 21, 2010

Number of Shares: 167	PURCHASER:

Aggregate Purchase Price: $50,120.04	ACTIVECARE, INC.

By James Dalton

Its CEO